Exhibit 99.07

Pazoo Unveils the “MAX” Line of
Health, Wellness and Nutri-Ceutical Products

Cedar Knolls, NJ, September 11, 2012 Pazoo, Inc. (OTCBB Symbol: PZOO (German WKN#: A1J3DK)) is excited to present for distribution the MAX Line of Health, Wellness and Nutri-Ceutical Products. The initial product releases will be the MAXPLUS Multivitamin Powered by CELLMAX and CELLMAX Stem cell nutrition concentrate. To follow in the 4th quarter of this year will be a water oxygenator for people and one for pets. By the end of 2012 or early in the 1st quarter of 2013 an anti-aging product will be added to the MAX Line as well as a  MAX line product  for aches and pains. Trademark applications have been filed to protect the branding of this new line allowing Pazoo to bring these products to market.

The Creator of these products has already generated an extremely positive reaction and has testimonials from people with very serious ailments as to the incredible beneficial results from using these products. Not only are several of these products patented, but there is ample inventory for immediate introduction to the market.

Pazoo expects to quickly ramp up revenues with the introduction of these products into the market initially through direct response programs later this month. Distribution into and through brick and mortar retail is expected in the second quarter of 2013. Pazoo expects to have at least ten products in direct response and retail distribution channels before the end of June, 2013.

David M. Cunic, CEO of Pazoo, Inc. stated, “I have never been more excited in my life to be involved with such a dynamic company that is on the cutting edge of providing health and wellness information, products and services to people and their pets. We really are going to make a positive difference in the lives of so many people and their pets – just fantastic, really fantastic!!!”

About Pazoo, Inc.:

Pazoo, Inc.’s web site www.pazoo.com provides a warehouse of competitively priced products and an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. Featuring industry experts from the health and wellness industry as well as the pet industry, Pazoo.com offers a unique, multi-dimensional interactive web site where consumers can gain insights into health and wellness for themselves and their pets from leading industry experts.  Also, our team of medical, fitness, nutritional and pet professionals seek to enhance our customers' wellbeing by offering a limited, but high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email:  Investor@Pazoo.com

Source: Pazoo, Inc.

Release Date: September 11, 2012